                                             THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES
                                                   CONDENSED CONSOLIDATED BALANCE SHEET
---------------------------------------------------------------------------------------------------------------------
                                                     December 31,             December 31,            September 30,
                                                         1996                     1995                     1996
                                                    (Unaudited)              (Unaudited)               (Audited)
---------------------------------------------------------------------------------------------------------------------
                                                                         (Thousands of Dollars)
Assets
Property
  Utility, at cost                            $     1,786,688           $    1,700,034           $    1,782,440
  Accumulated depreciation                           (428,445)                (398,481)                (429,476)
  Gas exploration and production, at cost             538,551                  372,939                  510,568
  Accumulated depletion                              (176,814)                (143,616)                (165,414)
---------------------------------------------------------------------------------------------------------------------
                                                    1,719,980                1,530,876                1,698,118
---------------------------------------------------------------------------------------------------------------------
Investments in Energy Services                        113,183                  122,187                  115,529
---------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and temporary cash investments                  44,485                    7,582                   41,921
  Accounts receivable                                 334,106                  327,379                  172,843
  Allowance for uncollectible accounts                (16,781)                 (14,997)                 (15,616)
  Gas in storage, at average cost                      81,658                   64,596                   91,813
  Materials and supplies, at average cost              12,691                   14,591                   12,089
  Prepaid gas costs                                    10,881                    8,031                   11,945
  Other                                                39,754                   30,431                   38,888
---------------------------------------------------------------------------------------------------------------------
                                                      506,794                  437,613                  353,883
Deferred Charges                                      120,230                  162,071                  122,073
---------------------------------------------------------------------------------------------------------------------
                                              $     2,460,187           $    2,252,747           $    2,289,603
=====================================================================================================================
Capitalization and Liabilities
Capitalization
  Common stock, $.33 1/3 par value stated at  $       554,907           $      529,688           $      549,835
  Retained earnings                                   382,430                  331,276                  355,973
---------------------------------------------------------------------------------------------------------------------
     Total common equity                              937,337                  860,964                  905,808
  Preferred stock, redeemable                           6,600                    6,900                    6,600
  Long-term debt                                      712,031                  723,223                  712,013
---------------------------------------------------------------------------------------------------------------------
                                                    1,655,968                1,591,087                1,624,421
---------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Accounts payable                                    179,857                  119,301                  143,561
  Dividends payable                                    18,924                   17,799                   18,229
  Commercial paper                                     28,000                   23,000                      -
  Taxes accrued                                        42,456                   32,145                   10,905
  Customer deposits                                    22,699                   22,397                   21,881
  Customer budget plan credits                         26,993                   41,088                    8,892
  Interest accrued and other                           32,547                   50,179                   37,244
---------------------------------------------------------------------------------------------------------------------
                                                      351,476                  305,909                  240,712
---------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Federal income tax                                  286,818                  250,224                  282,041
  Unamortized investment tax credits                   19,738                   20,711                   20,007
  Other                                                65,755                   84,816                   43,573
---------------------------------------------------------------------------------------------------------------------
                                                      372,311                  355,751                  345,621
---------------------------------------------------------------------------------------------------------------------
Minority Interest in Subsidiary Company                80,432                      -                     78,849
---------------------------------------------------------------------------------------------------------------------
                                              $     2,460,187           $    2,252,747           $    2,289,603
=====================================================================================================================

See accompanying notes to condensed consolidated financial statements.

               THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (Unaudited)
---------------------------------------------------------------------------------------------------------------------
                                        Three Months                     Twelve Months
                                      Ended December 31,               Ended December 31,
                                      1996           1995              1996            1995
---------------------------------------------------------------------------------------------------------------------
                                           (Thousands of Dollars, Except Per Share Data)
Operating Revenues
   Utility sales and
      transportation             $     405,482   $   372,551     $    1,362,397   $  1,164,063
   Gas production and other             41,244        25,532            114,314         87,983
---------------------------------------------------------------------------------------------------------------------
                                       446,726       398,083          1,476,711      1,252,046
Operating Expenses
   Cost of gas                         197,536       160,303            647,287        471,737
   Operation and maintenance           101,877       101,302            421,399        390,749
   Depreciation and depletion           24,982        18,081             92,601         71,788
   General taxes                        41,439        38,722            145,912        136,662
   Federal income tax                   23,434        22,275             41,104         42,681
---------------------------------------------------------------------------------------------------------------------
Operating Income                        57,458        57,400            128,408        138,429
Other Income (Expense)
   Income from equity investments        2,290         1,707             12,196          9,639
   Gain on sale of investment in
      Canadian plant                       -             -               16,160            -
   Gain on sale of subsidiary stock        -             -               35,437            -
   Minority interest in earnings
      of subsidiary                     (1,583)          -               (1,583)           -
   Other, net                             (777)          214              1,440             22
   Federal income tax                     (883)         (577)           (20,155)          (423)
---------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges          56,505        58,744            171,903        147,667
---------------------------------------------------------------------------------------------------------------------
Interest Charges
   Long-term debt                       10,545        12,922             43,928         48,793
   Other                                 1,159         1,115              4,972          5,171
---------------------------------------------------------------------------------------------------------------------
                                        11,704        14,037             48,900         53,964
---------------------------------------------------------------------------------------------------------------------
Net Income                              44,801        44,707            123,003         93,703
Dividends on Preferred Stock                79            83                320            334
---------------------------------------------------------------------------------------------------------------------
Income Available for
   Common Stock                  $      44,722   $    44,624     $      122,683   $     93,369
=====================================================================================================================

Per Share of Common Stock        $        0.90   $      0.91     $         2.47   $       1.92
=====================================================================================================================

Dividends Declared per Share
   of Common Stock               $       0.365   $     0.355     $        1.430   $      1.398
=====================================================================================================================

Average Common Shares
   Outstanding                      49,941,590    48,946,893         49,614,109     48,510,260
=====================================================================================================================

See accompanying notes to condensed consolidated financial statements.

                                                        THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES
                                                       CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                         (Unaudited)
                                                             Three Months             Twelve Months
                                                            Ended December 31,      Ended December 31,
---------------------------------------------------------------------------------------------------------------------
                                                            1996        1995        1996          1995
---------------------------------------------------------------------------------------------------------------------
                                                                     (Thousands of Dollars)

OPERATING ACTIVITIES
 Net income                                               $   44,801  $   44,707  $   122,003  $    93,703
 Adjustments to reconcile net income
      to net cash provided by operating activities:
   Depreciation and depletion                                 25,911      18,861       90,117       75,955
   Deferred Federal income tax                                 4,558       3,571       29,019       13,397
   Gain on sale of investment in Canadian operations             -           -        (16,160)         -
   Gain on sale of subsidiary stock                              -           -        (35,437)         -
   Income from energy services investments                    (2,290)     (1,707)     (13,196)      (9,639)
   Dividends received from energy services investments           910       2,497        9,633        5,146
   Minority interest in earnings of subsidiary                 1,583         -          1,583          -
   Allowance for equity funds used during construction          (109)       (366)        (716)      (1,396)
   Change in accounts receivable, net                       (152,988)   (180,324)       4,268        6,204
   Change in accounts payable                                 28,188      15,445       43,738      (31,997)
   Gas inventory and prepayments                              11,219      31,908      (19,912)      24,779
   Other                                                      71,914      55,300       24,976       19,241
---------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities               33,697     (10,108)     240,916      195,393
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Sale of common stock                                        5,601       7,140       25,328       28,276
   Proceeds from sale of subsidiary stock                        -           -        101,041          -
   Issuance of long-term debt                                    -         2,654      153,500        9,743
   Commercial paper, net                                      28,000      23,000        5,000       19,000
---------------------------------------------------------------------------------------------------------------------
                                                              33,061      32,794      284,869       57,019
   Repayments
    Preferred stock                                               -           -          (300)        (300)
    Long-term debt                                                -           -      (163,223)         -
---------------------------------------------------------------------------------------------------------------------
                                                              33,061      32,794      121,346       56,719
    Dividends paid                                           (18,343)    (17,139)     (71,819)     (67,969)
    Other                                                        125          11          (22)          51
---------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities               14,843      15,666       49,505      (11,199)
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Capital expenditures (excluding allowance
      for equity funds used during construction)             (49,074)    (39,115)    (311,266)    (201,943)
    Proceeds from sale of investment in Canadian Plant           -           -         26,938          -
    Partnership distribution 1996 and other                    3,098         597       30,810       11,667
---------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                            (45,976)    (38,518)    (253,518)    (190,276)
---------------------------------------------------------------------------------------------------------------------
Change in Cash and Temporary Cash Investments                  2,564     (32,960)      36,903       (6,082)
Cash and Temporary Cash Investments at Beginning of Period    41,921      40,542        7,582       13,664
---------------------------------------------------------------------------------------------------------------------
Cash and Temporary Cash Investments at End of Period      $   44,485  $    7,582  $    44,485  $     7,582
=====================================================================================================================
Temporary cash investments are short-term  marketable  securities purchased with maturities of three months or less that are carried at cost which approximates their fair value.
Supplemental disclosures of cash flows
   Income taxes                                           $       -   $       -   $    37,053  $    36,000
   Interest                                               $   12,007  $   16,709  $    50,196  $    52,724

See accompanying notes to condensed consolidated financial statements.

                THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL

      In the opinion of the Company, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments necessary to present fairly the financial position of the Company as of December 31, 1996 and 1995, and the results of operations for the three and twelve month periods ended December 31, 1996 and 1995, and cash flows for the three and twelve month periods ended December 31, 1996 and 1995. Certain reclassifications were made to conform prior period financial statements with the current period financial statement presentation. All other adjustments were of a normal, recurring nature.

      As permitted by the rules and regulations of the Securities and Exchange Commission, the Condensed Consolidated Financial Statements do not include all of the accounting information normally included with financial statements prepared in accordance with generally accepted accounting principles. Accordingly, the Condensed Consolidated Financial Statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

      The Company's gas distribution business is influenced by seasonal weather conditions. Annual revenues are substantially realized during the heating season (November 1 to April 30) as a result of the large proportion of heating sales, primarily residential, compared with total sales. Accordingly, results of operations historically are most favorable in the second quarter (three months ended March 31) of the Company's fiscal year, with results of operations being next most favorable in the first quarter. Results for the third quarter are marginally unprofitable, and losses are usually incurred in the fourth quarter. Results of operations may also be affected by the timing and comparative amounts of base tariff rate changes. Therefore, the interim Condensed Consolidated Statement of Income should not be taken as a prediction for any future period.

      The Company's tariff contains a weather normalization adjustment that largely offsets shortfalls or excesses of firm net revenues during a heating season due to variations from normal weather.

2.    ENVIRONMENTAL MATTERS

      Historically, the Company, or predecessor entities to the Company, owned or operated several former manufactured gas plant (MGP) sites. These sites have been identified for the New York State Department of Environmental Conservation (DEC) for inclusion on appropriate waste site inventories. In certain circumstances, former MGP sites can give rise to environmental cleanup responsibilities for the Company.

      Two MGP sites are under active consideration by the Company. One site, which is located on property still owned by the Company, is the former Coney Island MGP facility located in Brooklyn, New York. This site is the subject of continuing interim remedial action under the direction of the U.S. Coast Guard. The Company executed a consent order with the DEC addressing the overall remediation of the Coney Island site in accordance with state law. A schedule of investigative and cleanup activities is being developed, leading to a cleanup over the next several years. The other site currently is owned by the City of New York (City). The Company and the City are discussing a mutual approach to sharing potential environmental responsibility for this site. The Company believes it is likely that, at a minimum, investigative costs will be incurred by the Company with respect to that site.

      Based upon the Coney Island site consent order and the estimated costs of investigation of the City site, the Company believes that the minimum cost of MGP-related environmental cleanup will be approximately $34 million, based upon current information, primarily for the Coney Island site. This amount includes approximately $5.7 million of costs expended as of December 31, 1996. The Company's actual MGP-related costs may be substantially higher, depending upon remediation experience, eventual end use of the sites, and environmental conditions not addressed in the consent order or current investigative plans. Such potential additional costs are not subject to estimation at this time.

      As of December 31, 1996, the Company had an unpaid liability of $28.4 million. By order issued February 16, 1995, the New York State Public Service Commission (PSC) approved the Company's July 1993 petition to defer the costs associated with environmental site investigation and remediation incurred in 1993 and thereafter. Recovery of these costs began in fiscal 1995 and is conditioned upon absence of a PSC determination that such costs have not been reasonably or prudently incurred. In addition, the Company must demonstrate that it has taken all reasonable steps to obtain cost recovery from all available funding sources, including other responsible parties and insurance sources.

      Moreover, the rate agreement that became effective on October 1, 1996, described in "Rate and Regulatory Matters" of "Management's Discussion and Analysis of Results of Operations and Financial Condition," provides, among other things, that if the total cost of investigating and remediating the Coney Island site plus the cost of investigating the City site varies from the amount originally accrued for these activities, the Company will retain or absorb 10% of the variation. Under the rate agreement, similar ratemaking treatment will be available for any additional accrued liabilities for other MGP sites, should such accrual be required.

3.    REGULATORY ASSETS

      The Company is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulatory assets arise from the allocation of costs and revenues to accounting periods for utility ratemaking purposes differently from bases generally applied by nonregulated companies. Regulatory assets are recognized in accordance with SFAS-71. With the exception of net tax regulatory assets, all other significant assets and liabilities created by the ratemaking process, including the $32.6 million recorded for environmental remediation costs as of December 31, 1995, have been reflected in utility rates pursuant to the rate agreement that became effective on October 1, 1996. Accordingly, at December 31, 1996, the Company had only a net tax regulatory asset of $75.3 million compared to a net regulatory asset of $96.9 million at December 31, 1995.

      In the event that it were no longer subject to the provisions of SFAS-71, the Company estimates that the write-off of this net regulatory tax asset could result in a charge to net income of approximately $48.9 million which would be classified as an extraordinary item.

4.    SHARE EXCHANGE AGREEMENT WITH LONG ISLAND LIGHTING COMPANY
      (LILCO)

      On December 29, 1996, the Company and LILCO entered into an Agreement and Plan of Exchange (Share Exchange Agreement), pursuant to which the outstanding common stock of the companies will be exchanged for common stock of a new holding company. The Share Exchange Agreement was filed as an exhibit to a Form 8-K dated December 30, 1996.

      The proposed transaction has been approved by both companies' boards of directors. Under the terms of the proposed transaction, the Company's common shareholders will receive one share of common stock of the new holding company for each common share of Brooklyn Union they currently hold. LILCO common shareholders will receive 0.803 shares (the Ratio) of the new holding company's common stock for each share of LILCO common stock that they currently hold. Shareholders of the Company will own approximately 34% of the common stock of the new holding company while LILCO shareholders will own approximately 66%. The terms of both companies' outstanding debt issues and preferred stock will not be altered as a result of the share exchange transaction.

      The Share Exchange Agreement contains certain covenants of the parties pending the consummation of the transaction. Generally, the parties must carry on their businesses in the ordinary course consistent with past practice, may not increase dividends on common stock beyond specified levels and may not issue capital stock beyond certain limits. The Share Exchange Agreement also contains restrictions on, among other things, charter and by-law amendments, capital expenditures, acquisitions, dispositions, incurrence of indebtedness, certain increases in employee compensation and benefits, and affiliate transactions.

      Upon completion of the share exchange transaction, Dr. William J. Catacosinos, currently chairman and chief executive officer of LILCO, will become chairman and chief executive officer of the new holding company and Mr. Robert B. Catell, currently chairman and chief executive officer of Brooklyn Union, will become president and chief operating officer of the new holding company. One year after the closing, Mr. Catell will succeed Dr. Catacosinos as chief executive officer, with Dr. Catacosinos continuing as chairman. The board of directors of the new company will be composed of 15 members, six from the Company, six from LILCO and three additional persons previously unaffiliated with either company and jointly selected by them.

      The companies may continue to pay dividends on their common stock during any fiscal year in an amount not to exceed 103% of the dividends paid in the prior fiscal year pursuant to the provisions of the Share Exchange Agreement. It is expected that the new holding company's dividend policy will be determined prior to closing.

      The share exchange transaction is conditioned upon, among other things, the approval of the holders of at least two-thirds of the outstanding shares of common stock of each of the Company and LILCO and the receipt of all required regulatory approvals. The Company is unable to determine when or if all required regulatory approvals will be obtained.

      Following announcement of the Brooklyn Union-LILCO Share Exchange Agreement, Standard & Poor's Ratings Services placed Brooklyn Union's corporate credit and senior unsecured debt ratings of A, as well as the Company's A-1 commercial paper rating, on CreditWatch with negative implications. Similarly, Moody's Investors Service placed the Company's A1 senior unsecured and Prime-1 short-term ratings on review for possible downgrade.

      In 1995, the Long Island Power Authority (LIPA), an agency of the State of New York (NYS), was requested by the Governor of NYS to develop a plan, pursuant to its authority under NYS law, to provide an electric rate reduction of at least 10%, provide a framework for long-term competition in power production and protect property tax-payers on Long Island.

      The Share Exchange Agreement contemplates that discussions, which are currently in progress, will continue with LIPA to arrive at an agreement mutually acceptable to the Company, LILCO and LIPA, pursuant to which LIPA would acquire certain assets or securities of LILCO, the consideration for which would inure to the benefit of the new holding company. In the event that such a transaction is completed, the Ratio would be 0.880. In connection with discussions with LIPA, LIPA has indicated that it may exercise its power of eminent domain over all or a portion of LILCO's assets or securities, in order to achieve its objective of reducing current electric rates, if a negotiated agreement cannot be reached. The Company is unable to determine when or if an agreement with LIPA will be reached, or what action, if any, LIPA will take if such an agreement is not reached.

                                                                      Exhibit 15

                                                     1345 Avenue of the Americas
                                                             New York, NY  10105


February 18, 1997

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, NY  11201

Gentlemen:
We are aware that The Brooklyn Union Gas Company has incorporated by reference in its Registration Statements Nos. 33-66182, 333-04863, 333-03441, 333-06257
and 333-18025, its Form 10-Q for the quarter ended December 31, 1996, which includes our report dated January 22, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, our report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of of the Act.

Very truly yours,

/S/ Arthur Andersen LLP

                   REVIEW OF INDEPENDENT PUBLIC ACCOUNTANTS


Arthur Andersen LLP has performed reviews in accordance with standards established by the American Institute of Certified Public Accountants of the Condensed Consolidated Financial Statements for the periods set forth in their report shown on page 19.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Brooklyn Union Gas Company:


We have reviewed the accompanying condensed consolidated balance sheets of The Brooklyn Union Gas Company (a New York corporation) and subsidiaries as of December 31, 1996 and 1995, and the related condensed consolidated statements of income for the three and twelve month periods ended December 31, 1996 and 1995, and the condensed consolidated statements of cash flows for the three and twelve month periods ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet and consolidated statement of capitalization of The Brooklyn Union Gas Company and subsidiaries as of September 30, 1996, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended (not presented herein) and, in our report dated October 23, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 1996 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                          /S/ ARTHUR ANDERSEN LLP


New York, New York
January 22, 1997